Exhibit 99.5

NEW YORK—(BUSINESS WIRE)—Nov. 25, 2002—Levi Strauss & Co.’s (Levi) expected $300 million senior unsecured note issue, due 2012, is rated ‘B+’ by Fitch Ratings. Proceeds from the issuance will be used to repay the $115 million outstanding on the company’s bank term loan and revolving credit facility. Remaining proceeds are expected to be used to repay a portion of its 6.8% notes due November 2003 (subject to bank waivers) and Fitch is viewing this issuance as a pre-funding. If waivers are not received, remaining proceeds will be used for working capital and general corporate purposes.

The company’s existing ‘B+’ rated senior unsecured debt ($1.4 billion outstanding) and $115 million ‘BB’ rated secured bank debt (pro forma, none outstanding) is affirmed. The Rating Outlook remains Negative, reflecting the ongoing challenges Levi faces in stimulating top-line sales growth.

The ratings reflect Levi’s solid brands with leading market positions as well as its geographically diverse revenue base and adequate cash flow generation. Of ongoing concern is the difficulty the company has faced in growing sales, coupled with the slower than expected pace of improvement in credit protection measures.

Since 1997 Levi has been dealing with the continued erosion of its sales base. As part of its effort to grow revenues, the company recently announced that it intends to begin selling a new merchandise line, Levi Strauss Signature, to the mass channel, particularly Wal-Mart. This entry provides both opportunity and challenges for Levi. Given that about two-thirds of U.S. consumers shop at Wal-Mart, the introduction of lower-priced Levi product there is expected to expand the reach of its brands and lead to increased sales. Concerns center on the extent to which the new product line cannibalizes sales of core Levi products as well as the response from other key retailers of Levi product. The Levi Strauss Signature products are expected to be in stores in the third quarter of 2003.

Despite the anticipated repayment of outstanding bank debt, one-time costs associated with plant closures earlier this year and working capital needed to support the launch of the Levi Strauss Signature line, have delayed improvement in the company’s credit protection measures. The company expects total debt as of November 24, 2002 (fiscal year-end) to be about $1.85 billion and therefore, leverage (debt/EBITDA) should be between 3.7x-3.9x for fiscal 2002. The company maintains adequate cash flow generating ability and Fitch expects credit metrics at fiscal year-end 2003 to be stronger than current year levels.

CONTACT: Fitch Ratings Michelle Sherman Barishaw, 1-212-908-0525 Thomas P. Razukas, 1-212-908-0223 James Jockle, 1-212-908-0547 (Media Relations) 16:03 EST NOVEMBER 25, 2002